500 West Main Street
P.O. Box 1438
Louisville, KY 40201-1438
www.humana.com

news release
For More Information Contact:
Regina Nethery
Humana Investor Relations
(502) 580-3644
E-mail: Rnethery@humana.com

Tom Noland
Humana Corporate Communications
(502) 580-3674
E-mail: Tnoland@humana.com

Humana Inc. Reports Financial Results for Third Quarter 2004 of $0.52 Diluted Earnings per Common Share

  Diluted earnings per common share increased 37 percent
  Government segment earnings up 32 percent; Commercial segment earnings up 49 percent
  Year-to-date operating cash flows increased 167 percent
  Earnings and cash flow guidance raised

     LOUISVILLE, KY (November 1, 2004) - Humana Inc. (NYSE: HUM) today reported a 37 percent rise in diluted earnings per common share for the third quarter ended September 30, 2004 (3Q04), with $0.52 in diluted earnings per common share in 3Q04 compared to $0.38 for the third quarter ended September 30, 2003 (3Q03). Results for 3Q04 reflect the combination of several positive elements: solid performance by the company's Medicare business, a more profitable Commercial segment customer risk mix, the continuation of a smooth transition to the company's new TRICARE contract, TRICARE bid price adjustments coming in higher than expected, and on-going administrative cost discipline.

     "Humana's diversification strategy is playing out very well, as evidenced by this quarter's results," said Michael B. McCallister, Humana's president and chief executive officer. "We've exceeded our previous expectations for this quarter as a result of higher contributions from our Government segment, while our Commercial segment continues to show great improvement over the prior year. Our broad portfolio of traditional and consumer-choice Commercial products and Medicare offerings, together with our TRICARE business, have created numerous earnings opportunities while mitigating risks associated with any one particular line of business."

     Humana is raising its earnings guidance for 2004 to a range of $1.66 to $1.69 per diluted share and expects that momentum to continue into 2005 when the company forecasts diluted earnings per common share of between $1.90 and $1.95, with higher year-over-year earnings anticipated in each of its business segments.

     Diluted earnings per common share for the nine months ended September 30, 2004 (the 2004 Period) increased 42 percent to $1.43 compared to $1.01 diluted earnings per common share for the nine months ended September 30, 2003 (the 2003 Period). This year-to-date increase in earnings includes higher contributions from each of the company's business segments. The 2003 Period includes $0.05 in net expenses per diluted share for the write-down in building and equipment, gain on the sale of a venture capital investment, and software abandonment charges.

     Projected earnings for the full year 2004 include estimated fourth quarter diluted earnings per common share of $0.23 to $0.26. To further enhance the company's 2005 MedicareAdvantage sales prospects, it anticipates higher 4Q04 investment spending in the related sales support processes than previously planned.

     As discussed in the company's second quarter 2004 earnings release dated July 26, 2004, 2004 unusual items are anticipated to offset each other. No related earnings impact on the full year is expected. The company's earnings guidance for 2005 does not include any unusual items.

     Commercial Segment Results

     Commercial segment pretax earnings rose 49 percent versus 3Q03 to $38.7 million in 3Q04, reflecting a more profitable business mix with the lapse of certain under-performing at-risk accounts and significant increases in self-funded and Individual-product members.

     Pretax earnings for the 2004 Period in the Commercial segment of $114.7 million rose 7 percent compared to those for the 2003 Period, the combined effect of operating improvements from the previously discussed changes in Commercial membership, together with the beneficial effect of $5.4 million in unusual net pretax expenses in the 2003 Period.

     The company continues to forecast Commercial segment pretax earnings of approximately $140 million for the full year 2004 and expects the related 2005 earnings to increase between 10 and 15 percent. The projected 2005 beneficial effect from the lapse of a large unprofitable account and growth in self-funded and Individual product membership is expected to be partially offset by reduced income associated with lower average membership in the 3-to-300 case size fully insured customers.

     Commercial Segment Enrollment

     Commercial segment medical membership of 3,315,200 at September 30, 2004 increased 9 percent from the prior year, driven by membership added through the April 2004 acquisition of Ochsner Health Plan as well as significant gains in the company's self-funded and Individual product lines. As expected, during 3Q04 certain under-performing accounts lapsed, with total membership in these accounts approximating 94,000 members. These non-renewals contributed to a net sequential decline in commercial medical membership of approximately 89,200.

     Membership in the company's consumer-choice Smart plans increased to 241,400 at September 30, 2004, up 121 percent from a year ago and up 6,800 members versus June 30, 2004.

     The company anticipates total Commercial medical enrollment growth for 2004 to approximate 220,000 to 230,000 members, including 152,600 members acquired through the April 2004 Ochsner Health Plan acquisition. Significant year-to-date membership gains in self-funded and Individual product lines are anticipated to be partially offset by continued attrition in the company's fully insured business lines due to the ongoing competitive environment within the 3-to-300 case size fully insured customers.

     The company has received notice that it will not retain an 89,000-member fully insured account effective January 1, 2005. This account had not been profitable for the company during 2004. Excluding the impact of this one account, Humana is forecasting its commercial segment medical membership to be slightly higher in 2005 versus 2004.

     Commercial Segment Premiums and Medical Costs

     Premiums and administrative services fees for the Commercial segment increased 7 percent to $1.8 billion in 3Q04 compared to the prior year's quarter. For the 2004 Period, Commercial segment premiums and administrative services fees increased 8 percent to $5.4 billion versus $5.0 billion in the 2003 Period.

     Commercial segment premiums for fully insured medical membership increased in the range of 6 to 8 percent on a per-member basis during 3Q04 compared to the same period in the prior year. This increase reflects the same changes in business mix discussed by the company in prior 2004 quarters (primarily a shift towards more Individual product membership).

     The company anticipates its full year 2004 commercial premiums for fully insured membership to increase in the range of 6 to 8 percent on a per-member basis. This range includes the estimated impact of an increasing mix of fully insured membership in the company's Individual product, the premium for which lowers Humana's overall average per-member premium increase by approximately 150 to 200 basis points as this product has a correspondingly lower benefit than other fully insured Commercial medical products.

     In 3Q04, the Commercial segment medical expense ratio (medical expenses divided by premium revenues) of 83.6 percent was 10 basis points lower than in 3Q03, despite the 2004 impact of the large unprofitable account, due in large part to the 3Q04 lapses of the underperforming accounts previously described. For the 2004 Period, the medical expense ratio of 83.9 percent increased 120 basis points year over year, due to a combination of the effect of this unprofitable account and strategically planned pricing actions.

     Per-member medical costs for the Commercial fully insured business are now forecast to rise in the range of 6.5 percent to 8.5 percent, including the lowering effect of approximately 200 basis points from a higher mix of Individual membership year over year.

     For 2005, increases in Commercial fully insured medical product per-member premiums and medical costs are both anticipated to be in the 6.5 to 8.5 percent range, including similar effects related to the Individual product as experienced in 2004.

     Government Segment Results

     Government segment pretax earnings increased 32 percent versus 3Q03 to $88.8 million in 3Q04. Results reflected the combination of lower medical and SG&A expense ratios for its Medicare products and higher earnings associated with TRICARE bid price adjustments accrued and collected in 3Q04.

     For the 2004 Period, Government segment pretax earnings of $237.9 million increased 72 percent versus the 2003 Period driven by similar improved performance for its MedicareAdvantage products, changes in TRICARE quarterly earnings patterns, and the net negative impact upon the 2003 Period of $10.1 million in pretax expense for unusual items.

     For 2005, the company expects a continuing increase in earnings in its Government segment, driven by increases in results from both Medicare and TRICARE operations.

     TRICARE South Region Contract

     On November 1, 2004, the company's subsidiary, Humana Military Healthcare Services, Inc., added approximately 1 million TRICARE members in Texas, Oklahoma, Arkansas, and Louisiana to its South Region contract with the Department of Defense. The addition of these members completes the membership transition associated with the implementation of this contract, which began on August 1, 2004.

     Government Segment Enrollment

     MedicareAdvantage membership continued to increase in 3Q04, totaling 371,300 at September 30, 2004, up 46,700 members year over year and up 3,400 members sequentially. The previously described Ochsner Health Plan transaction resulted in the addition of 33,100 MedicareAdvantage members.

     The company expects total MedicareAdvantage membership growth (including the previously described acquisition) for 2004 to approximate 15 percent.

     For 2005, investments in sales support processes, continued growth in the company's Medicare HMO products, expanded participation in the Private Fee for Service program and expected participation in local PPOs are together anticipated to result in year-over-year organic growth in MedicareAdvantage membership of approximately 10 to 15 percent.

     TRICARE membership of 1,813,300 at September 30, 2004 declined by 990,000 members year over year. As expected, on July 1, 2004, approximately 1.1 million members transitioned to another contractor in connection with the new TRICARE contracts being implemented by the Department of Defense, resulting in the sequential decline in membership for the quarter.

     As described above, on November 1, 2004, Humana added approximately 1 million TRICARE members as the final membership transition associated with its new South Region contract with the Department of Defense became effective, increasing total TRICARE membership to approximately 2.8 million.

     The company anticipates its TRICARE membership to remain at this higher level through the end of 2004, with no material changes forecast for 2005.

     Government Segment Premiums and Medical Costs

     MedicareAdvantage premiums per member increased substantially year over year during 3Q04 as a result of changes enacted into law during 2003. Per-member premiums for the company's MedicareAdvantage business increased in the range of 12 to 14 percent during 3Q04 primarily driven by results of the company's efforts to ensure its premium allocations from the Centers for Medicare and Medicaid Services ("CMS") accurately reflect the risk profile of its membership.

     Inclusive of the run-rate effect of the higher 3Q04 risk-adjustment premium, the company continues to anticipate MedicareAdvantage per-member premium increases to be in the range of 9 to 11 percent for the full year 2004, with a range of 5 to 7 percent forecast for 2005.

     Increases in year-over-year MedicareAdvantage medical costs per member are forecast to be in the range of 9 to 11 percent for all of 2004, with a range of 5 to 7 percent anticipated for 2005.

      TRICARE premiums and administrative services fees during 3Q04 of $405.0 million reflect the implementation of the new South Region contract with the Department of Defense, which included a reduction in the benefits and services previously provided, and thus, lower revenues. On a year-over-year basis, TRICARE premiums and administrative services fees declined approximately 38 percent in 3Q04 and increased less than 1 percent for the 2004 Period, as expected.

      The company forecasts TRICARE premiums and administrative services fees for the full year 2004 will approximate $2.2 billion, including the effect of higher 3Q04 bid price adjustment premium.

      Impact of Hurricanes

     During 3Q04, the company's operations in Florida and Louisiana experienced an unusually strong hurricane season. However, the company estimates that aggregated medical expenses associated with claims for these regions were not significantly affected during the quarter. The company indicated that the expected reduction or deferral of planned elective procedures and physician office visits was offset by higher hospital admissions resulting from limited access to more efficient care during the temporary closure of physician offices and nursing homes.

     Selling, General & Administrative Expenses

     Continued discipline in operational spending resulted in a 30 basis point year-over-year decline in the company's consolidated Selling, General, & Administrative ("SG&A") ratio (SG&A expenses as a percent of premiums plus administrative services fees) of 14.6 percent for 3Q04.

     Each of the segments also saw improvement in the SG&A ratio during 3Q04, with the Commercial segment's ratio declining by 30 basis points and the Government segment's ratio down by 40 basis points. For the 2004 Period, the year-over-year declines were even more substantial with the consolidated SG&A ratio of 14.5 percent declining 80 basis points, the combined effect of a 50 basis point decline in the Commercial segment SG&A ratio and a 110 basis point decline in the Government segment ratio.

     For the full year 2004, the company expects its consolidated SG&A ratio to range between 14 and 15 percent, with a forecasted range of 16 to 17 percent for the Commercial segment and 11 to 12 percent for the Government segment. The company's 2005 consolidated SG&A ratio is projected to be in the range of 13.5 to 14.5 percent.

     Cash Flows from Operations

     Cash flows provided by operations for 3Q04 of $303.5 million compares favorably to cash flows provided by operations for 3Q03 of $69.7 million as the rise in net income combined with the timing of the collection of TRICARE bid price adjustment receivables in the current year versus the prior year more than offset the negative effect of timing associated with TRICARE members that transitioned to the new contract on August 1, 2004. For the 2004 Period, cash flows from operations increased over that for the prior year's period by 167 percent to $328.3 million.

     For the full year 2004, cash flows from operations under generally accepted accounting principles ("GAAP") are anticipated to be in the range of $288 million to $338 million, an average increase of approximately $25 million from the company's cash flow guidance issued on September 30, 2004. This revised forecast includes the negative impact of $211.9 million related to the December 2003 receipt of the January 2004 MedicareAdvantage premium payment from CMS. The full year 2004 projected cash flows from operations also gives consideration to the negative effect of timing associated with TRICARE members that transitioned to the new contract on November 1, 2004.

     During 3Q04 CMS published its 2005 monthly Medicare premium payment schedule, which included a change from its previous practice. As a result of this change, the payment originally scheduled to be made to health plans on Friday, December 31, 2004, has been changed to Monday, January 3, 2005, or one business day later, resulting in the anticipated receipt of only 11 monthly Medicare premium payments from CMS during 2004.

     Non-GAAP Cash Flows from Operations

     When reviewing and analyzing Humana's cash flow position, company management apportions the CMS premium payment in each month to match disbursements. To do otherwise distorts meaningful analysis of our operating cash flow. Therefore, decisions such as management's forecasting and business plans regarding cash flow use this non-GAAP financial measure.

     For 3Q04 and 3Q03, the non-GAAP cash flows from operations were the same as the cash flows from operations under GAAP due to the timing of the premium payments received from CMS.

     The following is a reconciliation of the most directly comparable historical and projected financial measures prepared in accordance with GAAP, to the historical and projected non-GAAP financial measures:

($ in millions)	2004 Period Actual	2003 Period Actual	Full Year 2004 Projected	Full Year 2004 Number of Monthly CMS Receipts

GAAP cash flows provided by operations	$328.3	$122.9	$288 to 338	11
Timing of premium payment receipt from CMS	211.9	205.8	212	1
Non-GAAP cash flows provided by operations	$540.2	$328.7	$500 to 550	12

     Balance Sheet

     The company's financial liquidity remained strong in 3Q04 with 56 percent of total assets in cash and investment securities at September 30, 2004 versus 55 percent at December 31, 2003.

     Debt as a percent of total capitalization (debt plus stockholders' equity) of 23.8 percent was down 210 basis points from December 31, 2003 and 80 basis points sequentially.

     Days in claims payable increased sequentially to 51.8 at September 30, 2004 from 47.4 days at June 30, 2004, primarily as a result of the temporary effect upon this statistic of the transition between TRICARE contracts. Components of Humana's medical claims reserves and historical trends in the related operational statistics are disclosed in detail in the statistics pages included with this earnings press release.

     Share Repurchase Program

     During 3Q04, the company acquired 782,500 of its common shares for an aggregate price of $13.6 million, or an average cost of $17.35 per share. During the 2004 Period, the company acquired 3,636,000 of its common shares for an aggregate price of $63.6 million, or an average cost of $17.49 per share. As of October 31, 2004 the company had approximately $36 million remaining on its currently authorized $100 million share repurchase program.

     Conference Call & Virtual Slide Presentation

     Humana will host a conference call, as well as a virtual slide presentation, at 9:00 a.m. eastern time today to discuss its financial results for the quarter and the company's expectations for future earnings.

     All parties interested in the audio only portion of the conference call are invited to dial 888-625-7430. No password is required. The company suggests participants dial in approximately ten minutes in advance of the call.

     A live virtual presentation (audio with slides) will be available and may be accessed via Humana's Investor Relations page at www.humana.com. The company suggests web participants sign on approximately 15 minutes in advance of the call. The company also suggests web participants visit the site well in advance of the call to run a system test and to download any free software needed to view the presentation.

     For those unable to participate in the live event, the virtual presentation archive will be available in the Presentations section of the Investor Relations page at www.humana.com approximately two hours following the live web cast.

     Cautionary Statement

     This news release contains forward-looking statements. The forward-looking statements made in this earnings press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in the following documents, as filed by Humana with the Securities and Exchange Commission:

  Form 10-K for the year ended December 31, 2003;
  Form 10-Qs for the quarters ended March 31, 2004 and June 30, 2004.

     About Humana

     Humana Inc., headquartered in Louisville, Kentucky, is one of the nation's largest publicly traded health benefits companies, with approximately 7 million medical members located primarily in 15 states and Puerto Rico. Humana offers a diversified portfolio of health insurance products and related services - through traditional and consumer-choice plans - to employer groups, government-sponsored plans, and individuals.

     Over its 43-year history, Humana has consistently seized opportunities to meet changing customer needs.

     Today, Humana is a leader in consumer engagement. Throughout its diversified customer portfolio, the company provides guidance that can both help lower costs and lead to a better health plan experience.

     More information regarding Humana is available to investors via the Investor Relations page of the company's web site at www.humana.com, including copies of:

  Annual report to stockholders;
  Securities and Exchange Commission filings;
  Most recent investor conference presentation;
  Quarterly earnings press releases (including detailed description of unusual items, where applicable);
  Audio archive of most recent earnings release conference call;
  Calendar of events (includes upcoming earnings conference call dates, times, and access number, as well as planned interaction with institutional investors);
  Corporate Governance Information.

Humana Inc.
In thousands
	September 30,	Percent
Ending Medical Membership	2004	2003	Difference	Change
Commercial:
Fully insured	2,296.4	2,324.6	(28.2)	(1.2)
Administrative Services Only (ASO)	1,018.8	711.8	307.0	43.1
Total Commercial	3,315.2	3,036.4	278.8	9.2

Government:
MedicareAdvantage	371.3	324.6	46.7	14.4
Medicaid	475.8	460.8	15.0	3.3
TRICARE	1,138.6	1,746.3	(607.7)	(34.8)
TRICARE ASO	674.7	1,057.0	(382.3)	(36.2)
Total TRICARE	1,813.3	2,803.3	(990.0)	(35.3)
Total Government	2,660.4	3,588.7	(928.3)	(25.9)
Total ending medical membership	5,975.6	6,625.1	(649.5)	(9.8)

	September 30,			Percent
Ending Specialty Membership	2004	2003	Difference	Change
Commercial:
Dental-fully insured	808.4	753.0	55.4	7.4
Dental-ASO	419.4	362.7	56.7	15.6
Total Dental	1,227.8	1,115.7	112.1	10.0
Group life	469.2	504.4	(35.2)	(7.0)
Short-term disability	17.3	19.0	(1.7)	(8.9)
Total ending specialty membership	1,714.3	1,639.1	75.2	4.6

	Three months ended September 30,		Nine months ended September 30,

Premiums	2004	2003	2004	2003
Commercial:
Fully insured medical	$1,663,363	$1,567,284	$4,981,242	$4,655,856
Specialty	87,822	81,199	259,932	238,737
Total Commercial	1,751,185	1,648,483	5,241,174	4,894,593

Government:
MedicareAdvantage	814,612	626,840	2,295,534	1,893,114
TRICARE	386,439	620,477	1,651,844	1,627,212
Medicaid	131,318	120,498	377,895	357,733
Total Government	1,332,369	1,367,815	4,325,273	3,878,059
Total premiums	$3,083,554	$3,016,298	$9,566,447	$8,772,652

	Three months ended September 30,		Nine months ended September 30,

Administrative services fees	2004	2003	2004	2003
Commercial	$41,324	$31,035	$123,788	$90,981
Government	18,513	35,949	95,632	108,807
Total Administrative services fees	$59,837	$66,984	$219,420	$199,788

.
Humana Inc.
Dollars in thousands, except per share results
	Three months ended September 30,		Nine months ended September 30,

Consolidated Statements of Income	2004	2003	2004	2003
Revenues:
Premiums	$3,083,554	$3,016,298	$9,566,447	$8,772,652
Administrative services fees	59,837	66,984	219,420	199,788
Investment income	30,146	26,219	101,463	95,264
Other income	2,736	2,264	7,370	5,735
Total revenues	3,176,273	3,111,765	9,894,700	9,073,439
Operating expenses:
Medical	2,550,911	2,528,123	8,024,167	7,344,534
Selling, general and administrative	460,171	458,381	1,416,695	1,371,196
Depreciation	28,451	24,723	76,646	91,009
Other intangible amortization	2,787	2,389	8,069	9,223
Total operating expenses	3,042,320	3,013,616	9,525,577	8,815,962
Income from operations	133,953	98,149	369,123	257,477
Interest expense	6,480	4,737	16,524	12,473
Income before income taxes	127,473	93,412	352,599	245,004
Provision for income taxes	43,170	31,293	119,713	82,379
Net income	$84,303	$62,119	$232,886	$162,625

Basic earnings per common share	$0.53	$0.39	$1.45	$1.03
Diluted earnings per common share	$0.52	$0.38	$1.43	$1.01

Shares used in computing basic earnings per common share (000's)	159,308	159,454	160,697	158,202
Shares used in computing diluted earnings per common share (000's)	160,997	162,549	162,564	161,384

Operating Results by Segment
Pretax income
Commercial	$38,706	$25,952	$114,704	$106,948
Government	88,767	67,460	237,895	138,056
Consolidated	$127,473	$93,412	$352,599	$245,004

Key Ratios
Medical expense ratio
Commercial	83.6%	83.7%	83.9%	82.7%
Government	81.6%	84.0%	83.8%	85.0%
Consolidated	82.7%	83.8%	83.9%	83.7%

Selling, general, and administrative expense ratio
Commercial	16.3%	16.6%	16.3%	16.8%
Government	12.5%	12.9%	12.3%	13.4%
Consolidated	14.6%	14.9%	14.5%	15.3%

Humana Inc.
Dollars in thousands, except per share results

	September 30, 2004	June 30, 2004	December 31, 2003
Consolidated Balance Sheets
Assets
Current assets:
Cash and cash equivalents	$375,090	$203,636	$931,404
Investment securities	2,332,522	2,322,282	1,676,642
Receivables, net:
Premiums	405,067	528,078	452,404
Administrative services fees	19,803	15,608	13,583
Other	273,240	334,319	247,298
Total current assets	3,405,722	3,403,923	3,321,331

Property and equipment, net	390,735	392,956	416,472

Other assets:
Long-term investment securities	333,796	323,667	319,167
Goodwill	859,734	813,399	776,874
Other	421,623	408,964	459,479
Total other assets	1,615,153	1,546,030	1,555,520
Total assets	$5,411,610	$5,342,909	$5,293,323

Liabilities and Stockholders' Equity
Current liabilities:
Medical and other expenses payable	$1,436,135	$1,454,225	$1,272,156
Trade accounts payable and accrued expenses	504,892	499,978	440,340
Book overdraft	116,106	172,062	219,054
Unearned revenues	132,659	109,066	333,071
Total current liabilities	2,189,792	2,235,331	2,264,621
Long-term debt	630,912	623,677	642,638
Other long-term liabilities	568,911	570,518	550,115
Total liabilities	3,389,615	3,429,526	3,457,374
Commitments and contingencies
Stockholders' equity:
Preferred stock, $1 par; 10,000,000 shares authorized; none issued Common stock, $0.16 2/3 par; 300,000,000 shares authorized; 175,062,193 shares issued at September 30, 2004	-	-	-

	29,177	29,106	28,984
Capital in excess of par value	994,975	987,495	974,975
Retained earnings	1,182,697	1,098,394	949,811
Accumulated other comprehensive income	13,797	(16,756)	16,909
Unearned stock compensation	(203)	(9)	(754)
Treasury stock, at cost, 15,689,251 shares at September 30, 2004	(198,448)	(184,847)	(133,976)
Total stockholders' equity	2,021,995	1,913,383	1,835,949
Total liabilities and stockholders' equity	$5,411,610	$5,342,909	$5,293,323

Debt to total capitalization ratio	23.8%	24.6%	25.9%

Humana Inc.
Dollars in thousands

	Three months ended September 30,		Nine months ended September 30,

Consolidated Statements of Cash Flows	2004	2003	2004	2003
Cash flows from operating activities
Net income	$84,303	$62,119	$232,886	$162,625
Adjustments to reconcile net income to net
cash provided by operating activities:
Writedown of property and equipment	-	-	-	17,233
Depreciation and amortization	31,238	27,112	84,715	100,232
Provision for deferred income taxes	(2,419)	19,159	27,545	30,213
Changes in operating assets and liabilities, net of effect of business acquired:

Receivables	122,227	(29,717)	106,709	13,516
Other assets	5,108	2,195	(18,776)	42,435
Medical and other expenses payable	(18,090)	9,202	92,916	154,435
Other liabilities	58,850	(25,830)	26,675	(151,363)
Unearned revenues	23,593	7,716	(204,426)	(227,596)
Other	(1,341)	(2,302)	(19,920)	(18,810)
Net cash provided by operating activities	303,469	69,654	328,324	122,920

Cash flows from investing activities
Acquisition, net of cash and cash equivalents acquired	(47,237)	-	(115,972)	-
Purchases of property and equipment	(24,854)	(22,013)	(72,900)	(64,980)
Proceeds from sales of property and equipment	244	1,993	28,972	2,483
Purchases of investment securities	(1,373,585)	(1,398,118)	(3,614,781)	(3,659,394)
Proceeds from maturities of investment securities	494,088	200,535	840,275	585,461
Proceeds from sales of investment securities	887,029	871,272	2,203,853	2,768,446
Net cash used in investing activities	(64,315)	(346,331)	(730,553)	(367,984)

Cash flows from financing activities
Change in book overdraft	(55,956)	139,215	(102,948)	123,869
Proceeds from issuance of senior notes	-	299,139	-	299,139
Net commercial paper conduit repayments	-	(265,000)	-	(265,000)
Proceeds from swap exchange	-	-	-	31,556
Common stock repurchases	(15,670)	(23,127)	(64,472)	(44,147)
Proceeds from stock option exercises and other	3,926	7,345	13,335	14,127
Net cash (used in) provided by financing activities	(67,700)	157,572	(154,085)	159,544

Increase (decrease) in cash and cash equivalents	171,454	(119,105)	(556,314)	(85,520)
Cash and cash equivalents at beginning of period	203,636	754,942	931,404	721,357
Cash and cash equivalents at end of period	$375,090	$635,837	$375,090	$635,837

Humana Inc.

Percentage of Ending Membership Under Capitation Arrangements

	Commercial Segment			Government Segment					Consol.
	Fully		Total	Medicare			TRICARE	Total	Total
	Insured	ASO	Segment	Advantage	Medicaid	TRICARE	ASO	Segment	Medical

September 30, 2004
Capitated HMO
hospital system based A	3.2%	-	2.2%	10.3%	3.5%	-	-	2.1%	2.1%
Capitated HMO
physician group based A	2.5%	-	1.7%	1.2%	41.7%	-	-	7.6%	4.3%
Risk-sharing B	2.5%	-	1.7%	55.9%	47.3%	-	-	16.3%	8.2%
All other membership	91.8%	100.0%	94.4%	32.6%	7.5%	100.0%	100.0%	74.0%	85.4%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

September 30, 2003
Capitated HMO
hospital system based A	5.6%	-	4.3%	12.2%	2.9%	-	-	1.5%	2.8%
Capitated HMO
physician group based A	3.3%	-	2.5%	1.8%	47.2%	-	-	6.2%	4.5%
Risk-sharing B	2.7%	-	2.1%	48.7%	44.0%	-	-	10.0%	6.4%
All other membership	88.4%	100.0%	91.1%	37.3%	5.9%	100.0%	100.0%	82.3%	86.3%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

A - In a limited number of circumstances, we contract with hospitals and physicians to accept financial risk for a defined set of HMO membership. In transferring this risk, we prepay these providers a monthly fixed-fee per member to coordinate substantially all of the medical care for their capitated HMO membership, including some health benefit administrative functions and claims processing. For these capitated HMO arrangements, we generally agree to reimbursement rates that target a medical expense ratio ranging from 82% to 89%. Providers participating in hospital-based capitated HMO arrangements generally receive a monthly payment for all of the services within their system for their HMO membership. Providers participating in physician-based capitated HMO arrangements generally have subcontracted specialist physicians and are responsible for reimbursing such hospitals and physicians for services rendered to their HMO membership.

B - In some circumstances, we contract with physicians under risk-sharing arrangements whereby physicians have assumed some level of risk for all or a portion of the medical costs of their HMO membership. Although these arrangements do include capitation payments for services rendered, we process substantially all of the claims under these arrangements.

Humana Inc.
Dollars in thousands

Medical Claim Reserves - Details and Statistics

Change in medical and other expenses payable:

The change in medical and other expenses payable is summarized as follows:

	For the Nine Months Ended September 30, 2004	For the Twelve Months Ended December 31, 2003

Balances at January 1	$1,272,156	$1,142,131

Acquisition	71,063	-

Incurred related to:
Current year	8,111,613	9,955,491
Prior years - non-TRICARE (1)	(62,545)	(33,432)
Prior years - TRICARE (2)	(24,901)	(42,638)
Total incurred	8,024,167	9,879,421

Paid related to:
Current year	(6,848,598)	(8,710,393)
Prior years	(1,082,653)	(1,039,003)
Total paid	(7,931,251)	(9,749,396)

Balances at end of period	$1,436,135	$1,272,156

The impact of any change in "incurred related to prior years" claims may be offset as we re-establish the "incurred related to current year". Our reserving practice is to consistently recognize the actuarial best estimate of our ultimate liability for our claims within a level of confidence required to meet actuarial standards. Thus, only when the release of a prior year reserve is not offset with the same level of conservatism in estimating the current year reserve will the redundancy reduce medical expense. We have consistently applied this methodology in determining our best estimate for unpaid claims liability in each period.

(1) The $29.1 million increase in non-TRICARE favorable development from $33.4 million to $62.5 million related primarily to better than expected utilization in the latter half of 2003 for our Medicare line of business.

(2) Changes in estimates of TRICARE incurred claims for prior years recognized during 2003 and 2004 resulted primarily from claim costs and utilization levels developing favorably from the levels originally estimated for the second half of the prior year. As a result of substantial risk-sharing provisions with the Department of Defense and with subcontractors, any resulting impact on operations from the change in estimates of incurred related to prior years is substantially reduced, whether positive or negative.

Humana Inc.
Dollars in thousands

Medical Claim Reserves - Details and Statistics

Medical and Other Expenses Payable Detail:
			September 30, 2004	December 31, 2003

A	IBNR and other medical expenses payable		$945,972	$767,712
B	TRICARE IBNR		238,474	267,146
C	TRICARE other medical expenses payable		16,923	37,849
D	Unprocessed claim inventories		122,300	109,700
E	Processed claim inventories		79,895	74,262
F	Payable to pharmacy benefit administrator		32,571	15,487
	Total medical and other expenses payable		$1,436,135	$1,272,156

A

IBNR represents an estimate of medical expenses payable for claims incurred but not reported (IBNR) at the balance sheet date. The level of IBNR is primarily impacted by membership levels, medical claim trends and the receipt cycle time, which represents the length of time between when a claim is initially incurred and when the claim form is received (i.e. a shorter time span results in lower reserves for claims IBNR).

B	TRICARE IBNR has decreased because of lower medical expenses due to the transition to the new South region contract.
C

TRICARE other medical expense payable may include liabilities to subcontractors and/or risk share payables to the Department of Defense. The level of these balances may fluctuate from period to period due to the timing of payment (cutoff) and whether or not the balances are payables or receivables (receivables from the Department of Defense are classified as "receivables" in our balance sheet).

D

Unprocessed claim inventories represent the estimated valuation of claims received but not yet fully processed. TRICARE claim inventories are not included in this amount as an independent third party administrator processes all TRICARE medical claims on our behalf. Reserves for TRICARE claims inventory are included in TRICARE IBNR.

E

Processed claim inventories represent the estimated valuation of processed claims that are in the post claim adjudication process, which consists of administrative functions such as audit and check batching and handling.

F	The balance due to our pharmacy benefit administrator fluctuates due to bi-weekly payments and the month-end cutoff.

Receipt Cycle Time:
The receipt cycle time measures the average length of time between when a claim was initially incurred and when the claim form was received. Below is a summary:
	Average Number of Days from Incurred Date to Receipt Date (1)
	2004	2003	Change	% Change
1st Quarter Average	17.4	17.1	0.3	1.8%
2nd Quarter Average	16.7	16.7	-	0.0%
3rd Quarter Average	16.9	16.6	0.3	1.8%
4th Quarter Average	-	16.6	N/A	N/A
Full Year Average	17.0	16.7	0.3	1.8%

(1)	Receipt cycle time data for our 3 largest claim processing platforms representing approximately 90% of our claims volume.

Humana Inc.

Medical Claim Reserves - Details and Statistics

Unprocessed Claim Inventories:
The estimated valuation and number of claims on hand that are yet to be processed are as follows:
Date	Estimated Valuation (000)	Claim Item Counts	Number of Days On Hand

9/30/2002	$108,800	496,200	4.8
12/31/2002	$92,300	424,200	4.5
3/31/2003	$99,000	421,700	4.4
6/30/2003	$92,100	446,600	4.7
9/30/2003	$106,800	528,400	5.8
12/31/2003	$109,700	443,000	4.9
3/31/2004	$94,800	400,900	3.9
6/30/2004	$98,100	387,000	3.7
9/30/2004	$122,300	453,300	4.4

Days in Claims Payable (Quarterly):

A common metric for monitoring medical claim reserve levels relative to the medical claim expenses is days in claims payable, or DCP, which represents the medical claim liabilities at the end of the period divided by average medical expenses per day in the quarterly period. Since we have some providers under capitation payment arrangements (which do not require a medical claim IBNR reserve), we have also summarized this metric excluding capitation expenses.

Quarter Ended	Days in Claims Payable (DCP)	Annual Change	% Change	DCP Excluding Capitation	Annual Change	% Change

9/30/2002	46.6	(2.5)	-5.1%	55.3	(3.9)	-6.6%
12/31/2002	45.2	(2.2)	-4.6%	53.3	(3.8)	-6.7%
3/31/2003	46.5	(0.7)	-1.5%	54.7	(1.5)	-2.7%
6/30/2003	47.9	1.1	2.4%	56.2	0.9	1.6%
9/30/2003	47.2	0.6	1.3%	54.5	(0.8)	-1.4%
12/31/2003	46.2	1.0	2.2%	53.2	(0.1)	-0.2%
3/31/2004	47.4	0.9	1.9%	54.3	(0.4)	-0.7%
6/30/2004	47.4	(0.5)	-1.0%	54.1	(2.1)	-3.7%
9/30/2004	51.8	4.6	9.7%	59.1	4.6	8.4%

This metric fluctuates due to all of the issues reviewed above, including the change in the receipt cycle time, the change in medical claim inventories, the change in TRICARE liability balances, and the timing of our bi-weekly payment to our pharmacy benefits administrator. An annual recap follows:

				2004	2003
4th quarter-prior year				46.2	45.2
Impact of change in claim receipt cycle time				0.6	(0.5)
Impact of change in unprocessed claim inventories				0.4	0.6
Impact of change in processed claim inventories				0.3	(1.1)
Impact of changing TRICARE reserve balances				2.6	2.0
Impact of change in pharmacy payment cutoff				0.5	(1.0)
All other				1.2	1.0
Year to date-current year				51.8	46.2